Exhibit 99.1

1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Announces Receipt of Requisite Consents in Tender

Offers and Consent Solicitations

BROOMFIELD, Colo., March 7, 2007 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that, as part of its previously announced tender offer and consent solicitation for its 10 3/4% Senior Euro Notes due 2008 (the “10 3/4% Notes”), as of 12:01 a.m., New York City time, on March 6, 2007 (the “Consent Time”), Level 3 had accepted tenders and consents for approximately 89% of the aggregate principal amount outstanding of the 10 3/4% Notes.

In connection with the tender offer and related consent solicitation for the 10 3/4% Notes, on March 6, 2007, Level 3 Communications, Inc. entered into a Supplemental Indenture (the “Supplemental Indenture”) amending the Indenture, dated as of February 29, 2000, between Level 3 and The Bank of New York, as Trustee, relating to the Notes (the “10 3/4% Note Indenture”). The Supplemental Indenture was entered into by Level 3 and The Bank of New York, as Trustee. The Supplemental Indenture amends the 10 3/4% Note Indenture to eliminate substantially all of the covenants and certain events of default and related provisions contained in the Indenture.

The tender offer for the 10 3/4% Notes (the “10 3/4% Tender Offer”) is scheduled to expire at 12:01 a.m., New York City time, on March 20, 2007 (the “Expiration Date”). Notes tendered in the 10 3/4% Tender Offer after the Consent Time, but prior to the Expiration Date will not receive a consent payment. Notes tendered in the 10 3/4% Tender Offer on or prior to the Consent Time may no longer be withdrawn. The settlement date for 10 3/4% Notes tendered in the 10 3/4% Tender Offer on or prior to the Consent Time was March 6, 2007.

Level 3 also announced today that, as part of its previously announced tender offer (the “11.5% Tender Offer” and, together with the 10 3/4% Tender Offer, the “Tender Offers”) to purchase for cash any and all of its outstanding 11.5% Senior Notes due 2010 (the “11.5% Notes”), as of the Consent Time, Level 3 had received valid consents from the holders of substantially all of the outstanding 11.5% Notes (the “Requisite Consents”) to amend the indenture relating to the 11.5% Notes (the “11.5% Note Indenture”) to eliminate substantially all of the covenants and certain events of default and related provisions contained in the 11.5% Note Indenture (the “Amendment”). As of the Consent Time, holders of 11.5% Notes representing approximately 97% of the aggregate principal amount of the outstanding 11.5% Notes had consented to the Amendment.

The 11.5% Tender Offer is scheduled to expire on March 20, 2007, the Expiration Date. Notes tendered in the 11.5% Tender Offer after the Consent Time, but prior to the Expiration Date will not receive a consent payment. Notes tendered on or prior to the Consent Time may not be withdrawn, and consents submitted on or prior to the Consent Time may not be revoked. The settlement date for 11.5% Notes tendered in the 11.5% Tender Offer on or prior to the Consent Time is scheduled to be March 13, 2007, or such other date as Level 3 shall notify holders of the 11.5% Notes.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the 10 3/4% Notes or the 11.5% Notes. The Tender Offers may only be made pursuant to the terms of the applicable Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Tender Offers are set forth in separate Offers to Purchase that have been sent to holders of the 10 3/4% Notes and the 11.5% Notes. Holders are urged to read the tender offer documents carefully. Copies of each Offer to Purchase and each related Letter of Transmittal may be obtained from the Information Agent for the Tender Offers, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 389-1500 (toll-free).

Merrill Lynch & Co. is the Dealer Manager for the Tender Offers. Questions regarding the Tender Offers may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and (212) 449-4914.

About Level 3 Communications

Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: integrate strategic acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.